EXHIBIT 1.01

DORMAN PRODUCTS, INC.

Conflict Minerals Report

Introduction

This Conflict Minerals Report (the “Report”) of Dorman Products, Inc. (the “Company,” “we,” “us,” or “our”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2014 to December 31, 2014 (the “Reporting Period”).

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products and the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals, which are collectively referred to in this report as “Conflict Minerals,” are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten. The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola. As described in this Report, Conflict Minerals are necessary to the functionality of certain of the Company’s products that the Company contracts to manufacture.

Description of the Company and the Products Covered by this Report

The Company is a supplier of replacement parts and fasteners for passenger cars, light trucks and heavy duty trucks in the automotive aftermarket, many of which the Company designs and engineers. Conflict Minerals are necessary to the functionality of certain of the Company’s products that the Company contracted to manufacture and for which the manufacture was completed during the Reporting Period (the “Covered Products”). The Covered Products include products in the following product categories:

Power-train products which includes intake and exhaust manifolds, cooling products, harmonic balancers, fluid lines, fluid reservoirs, connectors, 4 wheel drive components and axles, drain plugs, and other engine, transmission and axle components.

Automotive body products which includes door handles and hinges, window lift motors, window regulators, switches and handles, wiper components, lighting, electrical, and other interior and exterior automotive body components.

Chassis products which includes brake hardware and hydraulics, wheel and axle hardware, suspension arms, knuckles, links, bushings, and other suspension, steering and brake components.

Hardware products which includes threaded bolts, auto body and home fasteners, automotive and home electrical wiring components, and other hardware assortments and merchandise.

Reasonable Country of Origin Inquiry

The Company conducted a good faith Reasonable Country of Origin Inquiry (“RCOI”) with respect to the Conflict Minerals included in the Covered Products. Such RCOI was reasonably designed to determine whether any of the Conflict Minerals included in the Covered Products originated in the Covered Countries and whether any of the Conflict Minerals may be from scrap or recycled sources.

We began the RCOI by using internal product expertise to create a list of products that we contract to manufacture which may contain Conflict Minerals. We then identified the names of vendors from whom we contracted to manufacture such products. Once identified, we sent each vendor a Conflict Minerals reporting template (described below) and a letter with instructions on how to complete the reporting template. We have adopted the Electronic Industry Citizenship Coalition (EICC) Conflict Minerals Reporting Template (the “Template”) as a standard questionnaire for conducting inquiries into our vendor’s sources of metals. This Template was created by the EICC and the Global e-Sustainability Initiative (GeSI) as a common means for the collection of sourcing information related to Conflict Minerals. As a part of this process, we provided assistance to vendors about the specifics of the Rule and the information requested by the Template, including the types of evidence/documents that vendors could use to find/back-up their answers in the Template.

In completing the Template, each vendor was asked, among other questions, whether the products or components they supplied to us or manufactured for us contained Conflict Minerals; the origin of such Conflict Minerals; to identify the sources of Conflict Minerals from their lower tier level suppliers; to determine the smelter or mine origin or whether the Conflict Minerals were sourced from scrap or recycled sources. Vendors were asked to return a copy of the Template once completed. Upon return of the Template, responses from vendors were evaluated for completeness, consistency, plausibility, and gaps in information. If information on a Template returned from a vendor appeared to be incomplete, incorrect, or not trustworthy, our purchasing team would return the Template to the vendor by email with a request to complete or correct the questionable information.

Through our RCOI, some of our vendors disclosed to us that scrap/recycled sources of Conflict Minerals were identified in their supply chains and did not require due diligence. After reviewing the balance of the results of our RCOI and comparing the smelters/refiners identified in the supply-chain survey against verified lists produced by the Conflict Minerals Sourcing Initiative (CFSI) and the U.S. Department of Commerce, we determined that we had reason to believe that some of the Conflict Minerals necessary for the functionality of our Covered Products may have originated in a Covered Country. Therefore, we determined that the Rule required that we exercise due diligence on the source and chain of custody of such Conflict Minerals.

Due Diligence Measures Performed by the Company

The Company performed due diligence with respect to the source and chain of custody of the Conflict Minerals included in the Covered Products identified through the RCOI as needing due diligence. The Company’s due diligence measures were designed to conform to the framework in the OECD (2013) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas: Second Edition. When the Company designed its due diligence measures, it took into account the Company’s individual facts and circumstances, particularly the Company’s position in the minerals supply chain, and the OECD recommendations for downstream actors with no direct relationships to smelters or refiners.

The Company’s supply chain with respect to the Covered Products is complex and there are many parties in the supply chain between the manufacturer of the Covered Products and the original source of the Conflict Minerals. As a contract manufacturer, we do not purchase Conflict Minerals directly from mines, smelters or refiners. Rather, we rely on the manufacturers to acquire the raw materials necessary for the Covered Products. The Company must therefore rely on its supply chain to provide information regarding the origin of the Conflict Minerals that are included in the Covered Products. Moreover, the Company believes that the smelters and refiners of the Conflict Minerals are best situated to identify the sources of Conflict Minerals, and therefore our due diligence process includes steps to identify the applicable smelters and refiners of Conflict Minerals in the Company’s Covered Products supply chain.

The due diligence measures that we performed during 2014 included, but were not limited to, the following:

•	Maintained a multi-disciplinary internal team to implement our Conflict Minerals due diligence measures. Our Conflict Minerals project team is headed by our Vice President of Purchasing and includes members from our supply chain, engineering, quality, finance and legal departments. The team meets on a quarterly basis to discuss the due diligence process and progress.

•	Communicated our Conflict Minerals Policy Statement (the “Conflict Minerals Policy”) to our vendors. The Company’s Conflict Minerals Policy provides that (i) the Company supports the effort to end the human rights violations and violence in the Covered Countries; (ii) it is the goal of the Company to procure products that are certified as “conflict free;” and (iii) the Company will work diligently to ensure compliance with this commitment and will undertake reasonable due diligence within its supply chain to ensure that all of its vendors support this effort. It is the Company’s policy that if a vendor indicates that it is not willing to abide by the Company Policy or if the Company determines that a vendor is not sourcing Conflict Minerals in accordance with the Company Policy, the Company will take steps to replace that vendor as a source for Covered Products at the earliest practicable time. A copy of the Company’s Conflict Minerals Policy is available at www.dormanproducts.com. The content of any website referred to in this Report is included for general information only and is not incorporated by reference into this Form SD.

•	Maintained a database which was internally developed to store our supply chain Conflict Minerals records, including all returned Templates. All team members have access to this database.

•	Incorporated contractual provisions in agreements with our vendors that require the vendor to abide by the terms of the Company’s Conflict Mineral Policy.

•	Reported to senior management on vendors’ responses to our Conflict Minerals information requests.

•	Using a third party service, compared smelters and refiners identified by vendors to the CFSI lists of validated conflict free and verified facilities and the U.S. Department of Commerce “Reporting Requirements Under Section 1502(d)(3)(C) of the Dodd-Frank Act World-Wide Conflict Mineral Processing Facilities” (http://www.ita.doc.gov/td/forestprod/DOC-ConflictMineralReport.pdf) and conducted our own supplemental research on smelters and refiners.

•	Supported the development and implementation of independent third party audits of smelter/refiner’s sourcing through our policy and procurement practices that encourage vendors to purchase materials from audited smelters/refiners.

Appendix A contains a list of known smelters/refiners reported by the Company’s vendors for calendar year 2014 which may have been used to process the Conflict Minerals utilized in the Covered Products. Based on the information obtained pursuant to the due diligence process, the Company does not have sufficient information with respect to the Covered Products to determine the country of origin of the Conflict Minerals in the Covered Products. At the same time, the Company received no information from its direct vendors indicating that the Conflict Minerals in the Company’s Covered Products directly or indirectly financed or benefitted armed groups in the Covered Countries. In many cases information was provided to us for the entire supply chain of our vendors, and was not necessarily limited to facilities that have been confirmed to contribute necessary Conflict Minerals to a Covered Product. Accordingly, we have been unable to definitely link the identified smelters/refiners to only those products/materials in our supply chain; therefore our smelter/refiner list likely contains more processing facilities than are actually in our supply chain or Covered Products. However, based on the information that was obtained, the Company has reasonably determined that countries of origin of the Conflict Minerals may include the countries listed within Appendix A.

As a contract manufacturer, we are a downstream purchaser of Conflict Minerals. Accordingly, the efforts we have undertaken to identify the source and chain of custody of the Conflict Minerals in our products reflect our circumstances and position in the supply chain. As a result, our inquiry can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the Conflict Minerals necessary to the functionality of the Covered Products. Our process relies on data obtained directly from our vendors who seek similar information within their supply chain to identify the original sources of the necessary Conflict Minerals. Such sources of information may yield inaccurate or incomplete information.

Steps to Further Mitigate Risk and Improve Due Diligence in 2015

The Company expects to take the following steps, among others, to improve its due diligence measures and to further mitigate the risk that the necessary Conflict Minerals contained in the Company’s products finance or benefit armed groups in the Covered Countries:

•	the Company will continue to engage with vendors in its supply chain to improve the completeness and accuracy of information provided to the Company;

•	the Company will continue to monitor changes in vendor circumstances that may impact their compliance with the Company’s Conflict Minerals Policy, and in turn may impact the Company’s continued engagement of and relationship with certain vendors;

•	the Company will continue to review new vendors for compliance with the Company’s Conflict Minerals Policy during the initial business review of each new vendor;

•	the Company will continue to encourage its vendors to take similar measures with their suppliers to ensure alignment with the Company’s sourcing philosophy throughout the supply chain;

•	the Company will continue to encourage its vendors to have only verifiable “conflict free” sources; and

•	the Company will continue to engage, through a third party service or through its supply chain, with the smelters/refiners set forth on Appendix A in order to identify the country of origin and mine or location of origin of the Conflict Minerals in the Covered Products.

APPENDIX A

SMELTERS/REFINERS

Set forth below are known smelters/refiners reported by the Company’s vendors for calendar year 2014 which may have been used to process the Conflict Minerals utilized in the Covered Products (“Vendor-Reported Facilities”). Table 1 consists of the Vendor-Reported Facilities for which we were able to obtain country of origin information. Table 2 consists of the Vendor-Reported Facilities for which we were unable to obtain country of origin information.

Table 1

We identified country of origin information for the following Vendor-Reported Facilities (i) that have achieved Conflict Free designation by the Conflict Free Smelter Initiative (CFSI) or an audit program with which CFSI has mutual recognition, (ii) that are actively in the process of obtaining the designations; or (ii) through independent research on such Vendor-Reported Facilities.

Gold	Aida Chemical Industries Co. Ltd.

Gold	Allgemeine Gold-und Silberscheideanstalt A.G.

Gold	Argor-Heraeus SA

Gold	Asahi Pretec Corporation

Gold	Asaka Riken Co Ltd

Gold	Caridad

Gold	Chugai Mining

Gold	Daejin Indus Co. Ltd

Gold	Do Sung Corporation

Gold	Dowa Mining Co., Ltd.

Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd

Gold	Heraeus Ltd. Hong Kong

Gold	Hwasung CJ Co. Ltd

Gold	Jiangxi Copper Company Limited

Gold	Johnson Matthey Inc

Gold	Kojima Chemicals Co., Ltd

Gold	Korea Metal Co. Ltd

Gold	Matsuda Sangyo Co., Ltd.

Gold, Tin	Mitsubishi Materials Corporation

Gold	Nihon Material Co. LTD

Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd

Gold	Tanaka Kikinzoku Kogyo K.K.

Gold	The Refinery of Shandong Gold Mining Co. Ltd

Gold	Torecom

Gold	Western Australian Mint trading as The Perth Mint

Gold	Yokohama Metal Co Ltd

Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation

Tantalum	Conghua Tantalum and Niobium Smeltry

Tantalum	Duoluoshan Sapphire Rare Metal Co., Ltd.

Tantalum	F&X Electro-Materials Ltd.

Tantalum	Global Advanced Metals

Tantalum	Hi-Temp Specialty Metals, Inc.

Tantalum	Jiujiang Tanbre Co., Ltd.

Tantalum	Kemet Blue Powder

Tantalum	Mitsui Mining and Smelting Co., Ltd.

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.

Tantalum	RFH Tantalum Smeltry Co., Ltd

Tantalum	Taki Chemicals

Tantalum	Ulba

Tin	Alpha

Tin	China Tin Group Co., Ltd.

Tin	CV Duta Putra Bangka

Tin	CV Makmur Jaya

Tin	CV Nurjanah

Tin	CV Serumpun Sebalai

Tin	CV United Smelting

Tin	Empresa Metallurgica Vinto

Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.

Tin	Malaysia Smelting Corporation (MSC)

Tin	Metallo Chimique

Tin	Mineração Taboca S.A.

Tin	Minsur

Tin	Novosibirsk Integrated Tin Works

Tin	Operaciones Metalurgical S.A.

Tin	PT Alam Lestari Kencana

Tin	PT Artha Cipta Langgeng

Tin	PT Babel Surya Alam Lestari

Tin	PT Bangka Putra Karya

Tin	PT Bangka Timah Utama Sejahtera

Tin	PT Bangka Tin Industry

Tin	PT Belitung Industri Sejahtera

Tin	PT BilliTin Makmur Lestari

Tin	PT Bukit Timah

Tin	PT DS Jaya Abadi

Tin	PT Eunindo Usaha Mandiri

Tin	PT HP Metals Indonesia

Tin	PT Justindo

Tin	PT Koba Tin

Tin	PT Mitra Stania Prima

Tin	PT Pelat Timah Nusantara Tbk

Tin	PT Bukit Timah

Tin	PT Refined Banka Tin

Tin	PT Stanindo Inti Perkasa

Tin	PT Sumber Jaya Indah

Tin	PT Tambang Timah

Tin	PT Timah (Persero), Tbk

Tin	PT Yinchendo Mining Industry

Tin	Thaisarco

Tin	Yunnan Tin Company Limited

Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.

Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.

Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd.

Tungsten	H.C. Starck GmbH

Countries of origin identified: Angola, Argentina, Armenia, Australia, Austria, Belarus, Belgium, Bermuda, Bolivia, Brazil, Burundi, Canada, Chile, China, DRC- Congo (Kinshasa), Egypt, Estonia, Ethiopia, France, Germany, Guinea, Hong Kong, India, Indonesia, Japan, Jersey, Kazakhstan, Laos, Malaysia, Mexico, Morocco, Mozambique, Myanmar, Namibia, Niger, Nigeria, Papua New Guinea, Peru, Philippines, Poland, Portugal, Russia, Rwanda, Sierra Leone, Singapore, South Africa, South Korea, Spain, Switzerland, Taiwan, Thailand, United Kingdom, United States, Uzbekistan, Zimbabwe. Covered Countries were identified only for audited smelters/refiners.

Table 2

The following Vendor-Reported Facilities were validated as smelters/refiners or have been audited by the CFSI, but country of origin information was not available. We continue to engage with our vendors to determine the source of Conflict Minerals processed at the following facilities and to engage in efforts to determine the mine or location of origin of the Conflict Minerals used with greater specificity.

Tantalum	Gannon & Scott

Tantalum	Solikamsk Metal Works

Tin	PT Fang Di MulTindo

Tin	Yunnan Chengfeng Non-Ferrous Metals Co., Ltd.

Tungsten	Ganzhou Huaxing Tungsten Product Co. Ltd.